EXHIBIT 10.1

SECOND AMENDMENT TO THE DEVELOPMENT AND LICENSE AGREEMENT

This Second Amendment to the Original Agreement (as defined below) (this “Amendment”) is entered into as of March 20, 2008 (the “Effective Date”), by and between ANTARES PHARMA, INC., a corporation incorporated in the State of Delaware, having a place of business located at Princeton Crossroads Corporate Center, 250 Phillips Boulevard, Suite 290, Ewing, New Jersey 08618 (formerly d/b/a a Minnesota corporation with a principal place of business in Exton, Pennsylvania) (“Antares”), and ELI LILLY AND COMPANY, a corporation incorporated in the State of Indiana, having a place of business at Lilly Corporate Center, Indianapolis, Indiana 46285 (“Lilly”). Antares and Lilly may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties entered into a certain Development and License Agreement dated September 12, 2003 as amended pursuant to the First Amendment dated December 16, 2004 (collectively, the “Original Agreement”, and together with this Amendment, the “Agreement”); and

WHEREAS, the Parties now wish to revise, amend and clarify the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	Article 1 – Definitions.

1.1               The definition of “Compound” as provided in Section 1.18 of the Original Agreement is hereby amended and restated in its entirety as follows:

“Compound” means any of the following: Insulins and Insulin-like compounds, Exendin and Exendin-like compounds, GLP and GLP-like compounds, and MC-4 agonist and MC-4 agonist-like compounds (any of the foregoing, “Specific Compounds”), and/or any combination of two or more of the Specific Compounds (e.g., Insulin and GLP), and/or any combination of one or more of the Specific Compounds along with any one or more other therapeutics which, in each case, at the time of exercise of a right hereunder are (i) Controlled by Lilly or (ii) with respect to which Lilly has co-promotion or other marketing or distribution rights through a Lilly business collaboration.”

1.2               The definition of “Device” as provided in Section 1.25 of the Original Agreement is hereby amended and restated in its entirety as follows:

““Device” means any injection device (and any component thereof, including, without limitation, the Cartridge holding assembly) for the delivery of drugs contained in a Cartridge, that delivers the dose as a single, uninterrupted bolus injection by means of needle free technology relying on a high-pressure liquid stream for penetration of the skin, that in whole or in part was invented, designed, developed, acquired and/or manufactured by or for Antares in or outside the Field at any time prior to the Effective Date of this Amendment, including, without limitation, the MJ8. In addition, in the event the Parties enter into a Device Development Plan subsequent to the date of this Amendment, “Device” shall also include any injection device included within such Device Development Plan. For purposes of clarity, Device shall not mean a device for the delivery of drugs contained in a Vial, and shall exclude, without limitation, the MJ7.”

1.3               In the definition of “FTE” in Section 1.40 of the Original Agreement the following words “ID CUUR0000 SA00” are amended and restated as follows: “CUUR0000 SA0”.

1.4               The definition of “Field” as provided in Section 1.39 of the Original Agreement is hereby amended and restated in its entirety as follows:

““Field” means the delivery to humans or animals of the Compounds for use in diagnosing, treating or preventing diabetes or obesity, where such Compound includes an approved label indication for such use as one of the principal therapeutic uses of such Compound. It is understood that if such a Compound is commercially marketed for treating diabetes or obesity and also has a label indication for other uses, delivery of such Compound for such other uses shall also be regarded as within the Field, but only if (i) Antares does not have any prior contractual arrangement that would present a conflict, (ii) the Parties agree in writing to financial terms regarding such additional uses outside the treatment of diabetes and obesity, and (iii) the additional label indications and uses are defined and agreed to in writing by both Parties. For purposes of clarity, nothing herein shall bar Antares from granting an exclusive license to any Third Person under the Antares Rights, to develop, make, use, sell, offer for sale and import and export Devices for use with Compounds outside the Field, including, but not limited to, uses other than diagnosing, treating or preventing diabetes or obesity (or such other indication if in the Field upon expansion of the Field pursuant to the above).”

1.5               The definition of “Product” as provided in Section 1.70 of the Original Agreement is hereby amended and restated in its entirety as follows:

““Product ” means any and all formulations of a Compound in the Field that are (i) specifically formulated for delivery by a Device or (ii) packaged for sale specifically for delivery by a Device.”

1.6               Article 1 of the Original Agreement is hereby further amended by the addition of the following defined terms:

““Cartridge” means a drug primary container consisting of a compartment with an outlet and a separate piston element that is movable within the container to force drug though the outlet and which is capable of being utilized with disposable or reusable needle-based pen injectors.

“Vial” shall mean a drug primary container consisting of a glass container with a single opening that can be sealed.”

2.             Article 2 – Product Development Program. The fourth sentence of Section 2.3(b) and Section 2.6 in its entirety of the Original Agreement are hereby deleted.

3.             Article 3 – Governance and Administrative Matters. The following sentence is added at the end of Section 3.1(a) of the Original Agreement:

“For purposes of clarity, no additions or revisions to the Device Development Plan shall be made and no new Device Development Plans shall be implemented without the prior written consent of both Parties. The Parties agree that no Device Development Plan is in effect on the Effective Date of this Amendment.”

4.	Article 4 – Regulatory.

            4.1               The last sentence of Section 4.1 of the Original Agreement  is hereby deleted.

4.2               The words “Devices and/or” in the first sentence of Section 4.1(a) of the Original Agreement is hereby deleted.

            4.3               The first sentence of Section 4.1(b) of the Original Agreement   is hereby deleted.

4.4               The third sentence of Section 4.3 of the Original Agreement is hereby deleted and replaced wiwith the following: “Antares shall promptly advise Lilly of any Serious Adverse Events involving a Lilly Prproduct.”

5.	Article 5 – License.
            5.1               Section 5.1 of the Original Agreement is hereby amended and restated in its entirety as follows:

“5.1         Non-Exclusive License to Lilly. Antares hereby grants to Lilly a non-exclusive license in the Territory, with a right to sublicense, under Antares Rights, to develop, make, use, sell, offer for sale and import and export Devices and Products each solely in the Field.”

5.2               All occurrences of the word “exclusive” in the Original Agreement related to the license grant in Section 5.1 of the Original Agreement are hereby deleted and replaced by the word “non-exclusive”.

5.3               Section 5.3 of the Original Agreement is hereby amended by the insertion of the following “necessary or useful to make or use Devices or Products each solely in the Field” immediately after the words “all embodiments of such intellectual property”.

6.             Article 7 – Commercialization Rights. Section 7.1 of the Original Agreement is hereby amended by the insertion of the following “for specifically the Product in the Field” immediately following the word “Devices”.

7.             Article 8 – Compensation to Antares. Section 8.7 of the Original Agreement is hereby deleted in its entirety and replaced with “Intentionally Omitted”.

8.	Article 12 – Program Intellectual Property.

8.1               The first sentence of Section 12.1(a) of the Original Agreement is hereby amended to read in its entirety as follows: “Program Intellectual Property that solely relates to Compound, including, without limitation, uses for Compound, methods or processes for manufacturing Compound, formulations applicable to Compounds (including formulations optimized for delivery by a Device), analogs, derivatives, fragments, mimetics, and conjugates of Compounds and any excipients used in any formulation of Compounds shall be the sole property of Lilly.”

            8.2               The words “Devices and/or” in Section 12.1(c) of the Original Agreement is hereby deleted.

8.3               Section 12.4 of the Original Agreement is hereby amended and restated in its entirety as follows:

“Section 12.4. Patent Filings. Each Party may, in the exercise of its sole discretion and its own expense, prepare, file, prosecute and/or maintain patent applications for its own Sole Inventions and shall be responsible for related interference proceedings. The Parties shall utilize an outside law firm acceptable to both Parties to prepare, file, prosecute and/or maintain patent applications for Joint Inventions. Notwithstanding the foregoing, Lilly shall have the first right to file, prosecute, maintain or issue any patent application for a Joint Invention at its own expense and shall be responsible for related interference proceedings.

Should Lilly not wish to file, prosecute, maintain or issue any patent application for a Joint Invention in any particular country, then Lilly will so notify Antares of its lack of intention to do the same at least thirty (30) days prior to the date upon which such patent application shall no longer be able to be filed, expired or abandoned, as applicable (“Discontinuance Election”).

Upon receipt of such Discontinuance Election, Antares may elect to have the right to file, prosecute, maintain or issue any such patent or patent application at its own expense by providing written notice of the same within thirty (30) days of its receipt of the Discontinuance Election. Upon such election Lilly shall (i) grant Antares any necessary authority to file, prosecute, issue and maintain such patent application and/or patent at issue; and (ii) shall assign such patent or patent application to Antares. Until such assignment is complete, Lilly shall take reasonable efforts to maintain or otherwise ensure that patent protection will not be lost with respect to such patent and/or patent application provided Antares does not unreasonably delay the assignment thereof.”

9.             Article 13 – Representations, And Warranties and Covenants. Section 13.1(d) of the Original Agreement is hereby deleted in its entirety and replaced with “Intentionally Omitted.”.

10.           Article 15 – Infringement by Third Persons. Sections 15.2(a) and (b) of the Original Agreement are hereby each amended by the addition of the following “solely in the Field” after the words “Infringed Antares Rights”.

11.           Article 16 – Mutual Indemnification. Section 16.3 of the Original Agreement is hereby amended by the insertion of the following “designed in whole or in part by or for Antares” after each of the following: “functionality of the Device”, “allegation that the Device” and “or any delivery system”.

12.           Article 19 – Term and Termination.

12.1             The first sentence of Section 19.1 of the Original Agreement is hereby amended to read in its entirety as follows: “This Agreement shall commence as of the Effective Date and, unless sooner terminated in whole or in part as specifically provided in this Agreement, shall continue in effect and will not expire until fifteen (15) years from the Effective Date.

12.2             Section 19.2(b)(1) of the Original Agreement is hereby deleted in its entirety and replaced with “Intentionally Omitted.”.

12.3             The words “Article 5 (License), Article 6 (PTH Option)” in Section 19.4 of the Original Agreement are hereby deleted.

13.           Article 20 – Miscellaneous. The last paragraph of Section 20.5 of the Original Agreement is hereby amended and restated in its entirety as follows:

“If to Antares, addressed to:	Antares Pharma, Inc.
Princeton Crossroads Corporate Center
250 Phillips Blvd., Suite 290
Ewing, NJ 08618
Attn: Chief Executive Officer”

14.           Antares Patent Rights. Section 5.4 of the Original Agreement is hereby deleted in its entirety and replaced with “Intentionally Omitted”.

15.           Antares Consulting Responsibilities, Expenses and Fees.

15.1             Consulting Responsibilities. Notwithstanding any other provisions or obligations between the Parties under the Agreement, the Parties hereby agree that they are not presently developing Products or Devices pursuant to a Device Development Plan and, subject to the licenses granted under the Agreement, either Party is free to work with others with respect to devices for delivery of any pharmaceutical product. Commencing on the Effective Date of this Amendment, Antares shall serve as a consultant to Lilly for a period of five (5) years, which period may be extended by mutual agreement of the Parties. In its capacity as a consultant to Lilly, Antares representatives shall meet with Lilly representatives once every six (6) months (or with greater frequency where agreed to by the Parties) to discuss potential activities under the Agreement (including whether the Parties mutually desire to enter into a Device Development Plan) as well as other Antares technology progress and potential Lilly product opportunities for delivery in Antares’ delivery devices (each a “Consult”). Such Consults shall occur at such times and places and in such form as the Parties shall agree, including being conducted telephonically or by video conference, provided that at least one Consult per Calendar Year shall be a face-to-face meeting between the Parties’ representatives. Neither Party shall be deemed in breach of this Agreement or have any liability for failure to agree to a Device Development Plan. Lilly has advised Antares that should Lilly agree to a Device Development Plan, Lilly would expect any Device that is the subject of the Device Development Plan to incorporate any improvements to such Device made by or for Antares after the Effective Date of this Amendment, and that should Antares be unwilling or unable to do so, Lilly would be less likely to agree to a Device Development Plan.

15.2             Consulting Expenses and Fees. Lilly shall reimburse Antares for all reasonable travel and technology costs incurred in connection with Consults and shall compensate Antares for time expended in connection with the same on a prorated FTE basis (“Consulting Fee”) provided that the Consulting Fee for any Calendar Year shall be no less than ten thousand dollars ($10,000). All payments due under this Section 15.2 of this Amendment shall be made in accordance with Section 2.5(b) of the Original Agreement as if due thereunder. Lilly and Antares shall agree in writing in advance on any consulting activities that would result in a Consulting Fee of more than $10,000 per Calendar Year being payable.

16.           Antares Exclusivity. Upon the written request of Antares with respect to territories or countries in the Territory where Lilly is not marketing Products and Devices at the time of the request or shall not be marketing within a period of eighteen (18) months following such written request, the license for such territory or country shall be terminated, provided that, the Parties shall negotiate in good faith the appropriate consideration for such termination and return of such territory or country to Antares; and in the event that the Parties are unable to agree upon such consideration, such matter shall be submitted to binding “baseball” arbitration to be conducted by the Judicial Arbitration and Mediation Services (or its successor entity) (“JAMS”) under its rules of arbitration then in effect.

17.           Commercialization of Lilly Developed Products or Devices. In the event that Lilly desires to commercialize, pursuant to the license granted in Section 5.1 of the Agreement (as amended by this Amendment), a Product, Device or any other product containing a component thereof that Antares developed, (i) alone, and (ii) outside of the Product Development Program and without the assistance of Lilly, prior to such commercialization the Parties shall negotiate in good faith an amount Lilly will pay to Antares as consideration for the allowance of such commercialization. In the event that the Parties are unable to agree upon such consideration, determination of such consideration shall be submitted to binding “baseball” arbitration to be conducted by JAMS under its rules of arbitration then in effect.

18.           License of Joint Inventions in the Field. Neither Party shall grant a license to any Joint Invention for use by a Third Person in the Field in the Territory during the Term of the Agreement without the prior written approval of the other Party.

19.           Miscellaneous.

19.1             Except as defined herein, all defined terms used herein shall have the meaning set forth in the Original Agreement.

19.2             The captions to the paragraphs/sections in this Amendment are not a part of this Amendment or the Agreement, and are included merely for convenience of reference only and shall not affect its meaning or interpretation.

19.3             This Amendment may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

19.4             This Amendment was drafted by both Parties and thus any rule of contract interpretation calling for documents to be construed against the drafter shall not apply to the construction of this Amendment.

19.5             Except for the changes made by this Amendment to the Original Agreement, the Parties confirm and acknowledge the Original Agreement remains in full force and effect without modification. All references to the Agreement in the Original Agreement mean the Agreement as amended hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their duly authorized officers with effect as of the Effective Date.

ELI LILLY AND COMPANY	ANTARES PHARMA, INC.

By:	/s/ Thomas R. Verhoeven	By:	/s/ Jack E. Stover

Name:	Thomas R. Verhoeven	Name:	Jack E. Stover

Product Research
Title:	Vice President,	and Development	Title:	President and CEO

Date:	March 20, 2008	Date:	March 7, 2008